Exhibit 99.1

THE GEO GROUP ANNOUNCES ELECTION

RESULTS FOR $350 MILLION SPECIAL DIVIDEND

Boca Raton, Fla. – December 28, 2012 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) today announced the results of the elections made by shareholders of GEO as to the form of distribution they wish to receive in connection with GEO’s previously announced special dividend of $352,206,508, or $5.68 per share of common stock, which will be paid on December 31, 2012 to shareholders of record as of December 12, 2012.

As of December 12, 2012, there were approximately 62,008,188 shares of GEO common stock outstanding. The results of elections made by GEO shareholders are as follows:

•	10,560,240 shares of GEO common stock (approximately 17% of the outstanding shares of GEO common stock) elected to receive GEO common stock.
•	39,627,351 shares of GEO common stock (approximately 64% of the outstanding shares of GEO common stock) elected to receive cash.
•	GEO shareholders who made valid elections to receive cash were placed in a lottery to receive all cash. Of the GEO shareholders who made valid elections to receive cash, shareholders holding 1,268,736 shares of GEO common stock (approximately 2% of the outstanding shares of GEO common stock) were selected in the lottery and will receive all cash.
•	11,820,597 shares of GEO common stock (approximately 19% of the outstanding shares of GEO common stock) did not make a valid election.

Pursuant to GEO’s previously announced special dividend terms, GEO will issue approximately 9,687,161 shares of GEO common stock based on an average opening price per share of GEO common stock on the New York Stock Exchange of $28.32 on December 26, 2012 and December 27, 2012, the two trading days following the election deadline of December 24, 2012. GEO shareholders will receive cash for their fractional share interests based on the $28.32 average price of GEO common stock. Based on the election results:

•	GEO shareholders who made valid elections to receive stock will receive approximately 0.20 shares of GEO common stock for every share they hold.
•	GEO shareholders who made valid elections to receive cash and who were not selected in the lottery as well as GEO shareholders who did not make a valid election will receive approximately 24% of the special dividend in cash, or approximately $1.38 for every share they hold, and approximately 76% of the special dividend in stock, or approximately 0.15 shares of GEO common stock for every share they hold.

Following the special dividend, GEO will have approximately 71.3 million shares of common stock outstanding, which reflects the shares which will be issued in connection with the special dividend as well as previously outstanding shares which will be designated as treasury shares effective December 31, 2012. The special dividend will be treated as a taxable dividend to shareholders in 2012, without regard to whether a particular shareholder receives the dividend in the form of cash or shares of common stock.

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About The GEO Group, Inc.

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and community reentry services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include 18,000 employees, 101 correctional, detention and community reentry facilities, including projects under development, and 73,000 owned and/or managed beds.

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